Exhibit 10.12
PROGRESS SOFTWARE CORPORATION
2009 FISCAL YEAR COMPENSATION PROGRAM FOR NON-EMPLOYEE
DIRECTORS
A.	Amounts of 2009 Fiscal Year Compensation

•	Annual Board Retainer (cash):	$75,000

•	Committee fees (cash):

	Audit Committee:	$25,000 for Chair
$20,000 for Members

Nominating and Corporate
	Governance Committee:	$12,500 for Chair
$10,000 for Members

	Compensation Committee:	$15,000 for Chair
$12,500 for Members

	Strategic Planning Committee:	$25,000 for Chair
	(1st half of FY09 only)	$20,000 for Members
Equity Component:
•	$150,000 to be delivered in two installments, coincident with when grants are provided to employees per the Company’s Stock Option Grant Policy. The Equity Component will be divided equally between Options and Director Shares. Each installment will consist of $37,500 of Options and $37,500 of Director Shares. The Black-Scholes value on the grant date will be used to determine the value of options, and the number of Director Shares will be determined by dividing $37,500 by the fair market value of Company common stock on the date of issuance.

•	The Director Shares will be full value shares of Company common stock and will not be subject to any vesting requirement or transfer or other restrictions. Options will be fully vested upon issuance.
Timing
•	Annual fiscal year cash compensation will be paid in two installments, coincident with the April (or such later time as the Company’s Annual Shareholder’s Meeting occurs) and October dates of the broad-based employee equity grants. The April payment is for service from December 1 through May 31, and the October payment is for service from June 1 through

November 30. Amounts paid will be pro-rated for partial year service, with a fractional month of service rounded to a whole month. Accordingly, if a director resigns from the Board, is removed from the Board by a vote, is removed from the Board due to a change in control, or dies in office, he or she is paid a pro-rated amount for service through date of termination of service. Similarly a director who joins the Board other than on the first day of the fiscal year will be paid a pro-rated amount of the annual fiscal year compensation. The same proration rule will also apply to any partial year service on any committee.
B.	Initial Director Appointment Grant

Each newly elected Director shall receive 10,000 Deferred Stock Units at the first April or October grant date following his or her election to the Board. The DSUs will vest over a 60-month period, beginning on the first day of the month following the month the Director joins the Board, with full acceleration upon a change in control. DSUs will be settled upon a Director’s separation from service from the Board of Directors or change in control, if earlier, and not upon vesting.

C.	Stock Retention Guidelines

All non-employee Directors must hold 10,000 shares of the Corporation’s common stock, which for purposes of this requirement shall include Director Shares and vested DSUs. Directors have five years to attain this guideline from the date of election to the Board.

D.	Miscellaneous

Employee Directors shall not be entitled to participate in the 2009 Director Compensation Plan. No additional compensation shall be paid to the Lead Independent Director.

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